Exhibit 10.1

FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This is the FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) dated June 6, 2025, by and between Comstock Inc., a Nevada corporation (“Seller”), and Mackay Precious Metals Inc., a Delaware corporation (“Buyer”). Buyer and Seller each may be hereinafter referred to as a “Party” and together as the “Parties.”

RECITALS

A.    Reference is made to that certain MEMBERSHIP INTEREST PURCHASE AGREEMENT dated December 18, 2024 (the “Purchase Agreement”), by and between the Parties.

B.    Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Purchase Agreement.

C.    The Purchase Agreement provides for the purchase and sale of all of the issued and outstanding membership interests, in Comstock Northern Exploration LLC, a Nevada limited liability company (“CNEL”), and 25% of the issued and outstanding membership interest in Pelen Limited-Liability Company, a Nevada limited liability company (“Pelen”) (such membership interests of CNEL and Pelen, the “Membership Interests”).

D.    Pursuant to the Purchase Agreement, Seller agreed to sell the Membership Interests and Buyer agreed to purchase the Membership Interests, in exchange for the purchase price of $2,750,000 (the “Purchase Price”), of which $1,000,000 was paid in cash by wire transfers as follows: $900,000 on December 6, 2024; and $100,000 on December 10, 2024 (the “Cash Amount”), and another $750,000 was required to be paid in cash subsequently (the “Residual Payment”) and $1,000,000 was to be paid within 45 days of the completion of the Public Listing (the “Final Installment”), at the election of Buyer, either in cash or in Listed Issuer Shares issued at a deemed price per share equal to the volume-weighted average trading price of the Listed Issuer Shares for the 20 trading day period ending three trading days before issuance, subject to any minimum pricing requirements of the stock exchange upon which the Listed Issuer Shares are trading.

E.    Pursuant to the Purchase Agreement, additionally, the Buyer agreed to remit to the Seller a minimum of 80% of available funds until such time the full amounts previously due under the Lease, pro-rated through October 31, 2024, acknowledged to be $500,000 at that time (the “Legacy Lease Expenses”) and the Residual Payment has been remitted to the Seller.

F.    Since October 31, 2025, expenses under the lease have continued to accrue. The Seller acknowledges receipt of $99,985 from the Buyer as reimbursement of property expenses including third-party lease payments and associated expenses, including interest on unpaid balances totaling $99,985 from December 18, 2024 through the date of this Amendment. The Parties acknowledge Legacy Lease Expenses of $250,000 remain unpaid at the date of this Amendment, however property expenses will continue to be invoiced to Buyer for reimbursement until such time as Buyer is prepared to make such payments directly.

The Parties wish to modify the Purchase Agreement in the following manner (collectively, the “Amendments”): (a) increase the Purchase Price to $2,950,000 bringing all final cash amounts due to a total of $2,200,000 representing (i) $250,000 of Legacy Lease Expenses and (ii) $1,950,000 of the Residual Payment. This total of $2,200,000 in final cash amounts due will be paid as follows: (a) $250,000 in cash payable upon signing of this Amendment; (b) $950,000 in cash payable on or before June 30, 2025; (c) $500,000 in cash payable on or before July 15, 2025; and the remaining (d) $500,000 in cash payable on or before August 30, 2025. Following the first installment, the Buyer shall still remit to the Seller a minimum of 80% of available funds until such time all of the amounts still due under the Lease and all of the amounts still due on the Residual Payment has been remitted to the Seller, but no later than August 30, 2025.

G.    For clarity, the Parties agree that $250,000 of the Purchase Price shall be allocated to the Pelen membership interests and $2,700,000 shall be allocated to the CNEL membership interests.

H.    The Parties wish to modify the Non-Compete terms in the Purchase Agreement to reflect that Buyer does plan to purchase the Ida Properties, which will include the Conveyance Properties, and therefore will convey those properties to Seller.

In consideration of these recitals and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    The above recitals are hereby incorporated into this Amendment as if fully set forth herein.

2.    Section 2.02 of the Purchase Agreement is hereby replaced in its entirety to reflect the Amendments by increasing the Purchase Price, eliminating any portion of the Purchase Price to be paid in Listed Issuer Shares, modifying the due dates for payments described therein, and to allocate the Purchase Price between Pelen and CNEL, as follows

Section 2.02 Purchase Price. (a) The aggregate purchase price for the Membership Interests shall be $2,950,000 (the “Purchase Price”), which will be paid in cash by wire transfer(s) (the “Cash Amount”), of which $1,000,000 has previously been paid and $1,950,000 remains to be paid (the “Residual Payment”). For clarity, $250,000 of the Purchase Price shall be allocated to the Pelen membership interests and $2,700,000 shall be allocated to the CNEL membership interests.

(b) Additionally, the Buyer shall remit to the Seller $250,000 remaining due from the previously terminated lease (the “Legacy Lease Expenses”), including lease fees, interest, and reimbursements of third party lease expenses bringing all final cash amounts due to a total of $2,200,000.

(c) This total of $2,200,000 in final cash amounts due will be paid as follows: (i) $250,000 in cash payable upon signing of this Amendment agreement; (ii) $950,000 in cash payable on or before June 30, 2025; (iii) $500,000 in cash payable on or before July 15, 2025; and the remaining (iv) $500,000 in cash payable on or before August 30, 2025. Following the first installment, the Buyer shall still remit to the Seller a minimum of 80% of available funds until such time all of the amounts still due from the Legacy Lease Expenses and all of the amounts still due from the Residual Payment have been remitted to the Seller, but no later than August 30, 2025.

3.    For a period of ninety (90) days commencing on the date of this Amendment agreement (the "Exclusive Negotiation Period"), and so long as Buyer makes all payments when due according to the schedule in Section 2.02 (c), the Seller hereby grants to the Buyer the exclusive right to negotiate in good faith the terms and conditions of a definitive agreement for the acquisition, or other transaction involving Comstock Mining LLC and Northern Comstock LLC (collectively the “Lucerne Entities”), whose properties host the previously estimated Lucerne resource within Storey County), and agrees that, during the Exclusive Negotiation Period:

(a)

The Seller shall not, directly or indirectly, solicit, initiate, encourage, or engage in any discussions or negotiations with, or accept or consider any proposals or offers from, any third party concerning any transaction involving the sale, lease, joint venture, or other disposition of any interest in the Lucerne Entities or any portion thereof.

(b)	The Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any third party relating to the Lucerne Entities.

(c)	The parties shall negotiate exclusively and in good faith with each other to attempt to reach a mutually acceptable definitive agreement regarding the Lucerne Entities.

(d)

If, at the expiration of the Exclusive Negotiation Period, the parties have not executed a definitive agreement, the Seller shall thereafter be free to negotiate or enter into agreements with third parties concerning the Lucerne Entities, and neither party shall have any further obligation to the other under this clause, except as otherwise provided in this Amendment.

(e)	For clarity, the Lucerne Entities do not include Comstock Processing LLC, owner of the American Flat processing facility.

4.    Section 2.05 of the Purchase Agreement is hereby deleted in its entirety to reflect the Amendments eliminating any portion of the Purchase Price to be paid in Listed Issuer Shares.

5.    Section 3.26 of the Purchase agreement is hereby deleted in its entirety to reflect the Amendments eliminating any portion of the Purchase Price to be paid in Listed Issuer Shares.

6.    Paragraph 5.09 (d) of the Purchase Agreement is hereby modified to reflect the Amendments by stating that Buyer does intend to acquire the Ida Properties, including the Conveyance Properties as listed in Schedule D-2 of the Purchase Agreement (with the exception of APN 016-151-53 which is being retained by the Wilsons), and therefore will convey the Conveyance Properties to Seller. So long as these properties are conveyed to Seller, the Ida Properties retained by Buyer shall not be subject to the Royalty Agreement, as stated in Paragraph 5.09 (b).

7.    Paragraph 5.10 of the Purchase Agreement is clarified to reflect that if royalty interests of the Wilson Parties in Lyon County are acquired by Buyer, including the Metropolitan patent and Peach and Wedge unpatented claims as listed in Schedule D-4 of the Purchase Agreement, Buyer shall also convey those Lyon County Royalty Interests to Seller, for no additional consideration. For further clarity, any Wilson Parties royalty interests in Storey County are not required to be conveyed to Seller and may be retained by Buyer.

8.    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument. Counterpart signature pages may be delivered by fax or e-mail.

9.    Except as expressly amended herein, the Purchase Agreement shall remain unchanged in all other respects and shall continue in full force and effect as amended herein. The Parties hereby ratify and confirm all provisions of the Purchase Agreement as amended hereby. From and after the date of this document, each and every reference in the Purchase Agreement to “this Agreement,” “herein,” “hereof,” or similar words and phrases referring to the Purchase Agreement or any word or phrase referring to a section or provision of the Purchase Agreement is deemed for all purposes to be a reference to the Purchase Agreement as amended pursuant to this Amendment.

10.    Each Party represents and warrants that the person signing this Amendment has the necessary authority to do so and to obligate that Party as provided herein.

11.    This Amendment shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

[Signature page follows]

BUYER:
MACKAY PRECIOUS METALS INC.

By:	/s/ Darwin Green
Name:	Darwin Green
Title:	CEO

SELLER:
COMSTOCK INC.

By:	/s/ Corrado De Gasperis
Name:	Corrado De Gasperis
Title:	Executive Chairman & CEO

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